As Filed with the Securities and Exchange Commission on November 8, 2007 Registration No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Solar Power, Inc.
(Exact name of registrant as specified in its charter)

California	20-4956638
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1115 Orlando Avenue
Roseville, California	95661-5247
(Address of Principal Executive Offices)	(Zip Code)
2006 Equity Incentive Plan
Steven Kay Consulting Agreement
Sourcing Representation Agreement
(Full title of the plan)
Stephen Kircher, CEO
Solar Power, Inc.
1115 Orlando Avenue
Roseville, California 95661-5247
(Name and address of agent for service)
(916) 745-0900
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	maximum
Title of each class		maximum	aggregate
of securities to be	Amount to be	offering price	offering	Amount of
registered	registered	per share	price	registration fee
Common Stock underlying 2006 Equity Incentive Plan reserved for future issuance	2,000,000 (1)	$3.98 (2)	$7,960,000 (2)	$244.37 (2)
Common Stock underlying Warrants Pursuant to Steven Kay Consulting Agreement	50,000	$1.00	$50,000.00	$1.54
Total				$245.91

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid ($3.96) and asked ($4.00) price as reported on the OTCBB on November 5, 2007.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Securities and Exchange Commission rules and regulations allow us to “incorporate by reference” the information that we file with the Securities and Exchange Commission. This means that we can disclose additional important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file in the future with the Securities and Exchange Commission will automatically update and supersede this information. All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents.
     We have filed the following documents with the Securities and Exchange Commission and the information contained in those documents is incorporated by reference into this registration statement:
(a) Registrant’s Annual Report on Form 10KSB filed with the SEC on April 16, 2007, and amendments filed August 8, 2007 and August 24, 2007.
(b) Registrant’s Quarterly Reports on Form 10QSB filed with the SEC on May 21, 2007 with amendment filed August 9, 2007.
(c) Registrant’s Quarterly Reports on Form 10QSB filed with the SEC on August 20, 2007.
(d) Registrant’s current reports on Form 8-K and Form 8-K/A filed with the SEC on January 8, 2007, January 23, 2007, February 20, 2007, March 27, 2007, April 11, 2007, April 24, 2007, July 25, 2007, August 7, 2007, August 9, 2007, August 22, 2007, September 10, 2007 and September 13, 2007.
(e) The description of Securities contained in the Registrant’s Proxy Statement for the Annual Meeting held on February 7, 2007 pursuant to Section 14(a) of the Exchange Act of 1934 filed January 22, 2007.
Item 4. Description of Securities.
     Not Applicable
Item 5. Interests of Named Experts and Counsel.
     Not Applicable
Item 6. Indemnification of Directors and Officers.
     Pursuant to Sections 204(a), 309 and 317 of the California Corporations Code, as amended, the Registrant has included in its Amended and Restated Articles of Incorporation,(the “Articles”) and Bylaws (the “Bylaws”) provisions regarding the indemnification of officers and directors of the Registrant. Section 4 of the Articles provides as follows: “The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by by-law, agreement or otherwise, for breach of duty to this corporation and its shareholders in excess of that expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to “California law” shall to that extent be deemed to refer to California law as so amended.”
     In addition, Section 2 of Article VII of the Bylaws provide that the corporation shall, to the maximum extent permitted by California law, have the power to indemnify each of its agents against expenses and shall have the power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law. Section 3 of Article VII of the Bylaws states that the corporation may, upon the resolution of the directors, purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such, whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of this Article VII.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description of Exhibit

4.1	2006 Equity Incentive Plan(1)

4.2	Steven Kay Consulting Agreement dated September 1, 2007

5.1	Opinion of Weintraub Genshlea Chediak

23.1	Consent of Weintraub Genshlea Chediak (contained in Exhibit 5.1)

23.2	Consent of Macias, Gini & O’Connell LLP, Independent Registered Public Accounting Firm

23.3	Consent of BDO McCabe Lo Limited, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included in signature page to this Registration Statement).

(1)	Incorporated by reference to the Company’s current report on Form 14-A filed on January 22, 2007 (File No. 000-50142).

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set in the “Calculation of Registration Fee” table in this Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseville, State of California.

Solar Power, Inc. a California corporation
Dated: November 8, 2007	By:	/s/ Stephen C. Kircher
Stephen C. Kircher,
Chief Executive Officer and Director (Principal Executive Officer)

Dated: November 8, 2007	By:	/s/ Glenn Carnahan
Glenn Carnahan,
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Kircher, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: November 8, 2007	By:	/s/ Stephen C. Kircher
Stephen C. Kircher,
Chief Executive Officer and Director

[Signatures for Power of Attorney — continued]

Dated: November 8, 2007	By:	/s/ Glenn Carnahan
Glenn Carnahan,
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Dated: November 8, 2007	By:	/s/ Larry Kelley
Larry Kelley,
Director

Dated: November 8, 2007	By:	/s/ Ronald Cohan
Ronald Cohan,
Director

Dated: November 8, 2007	By:	/s/ Timothy Nyman
Timothy Nyman,
Director

Dated: November 8, 2007	By:	/s/ D. Paul Regan
D. Paul Regan,
Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	2006 Equity Incentive Plan(1)

4.2	Steven Kay Consulting Agreement dated September 1, 2007

5.1	Opinion of Weintraub Genshlea Chediak

23.1	Consent of Weintraub Genshlea Chediak (contained in Exhibit 5.1)

23.2	Consent of Macias, Gini & O’Connell LLP, Independent Registered Public Accounting Firm

23.3	Consent of BDO McCabe Lo Limited, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included in signature page to this Registration Statement).

(1)	Incorporated by reference to the Company’s current report on Form 14-A filed on January 22, 2007 (File No. 000-50142).